Exhibit 99.1

District Court Orders Mistrial in Finjan v. ESET due to Coronavirus Pandemic

EAST PALO ALTO, Calif., March 16, 2020 - Finjan Holdings, Inc. (NASDAQ:FNJN) today announced that on March 16, 2020 its subsidiary Finjan, Inc.’s (“Finjan”) trial against ESET LLC, et al. (“ESET”) (Case No. 3:17-cv-00183-CAB), before the Honorable Cathy Bencivengo, U.S. District Court for the Southern District of California, has concluded in a mistrial. The Court this morning held a status conference with counsel, and in accord with both parties, “based upon the current state of extraordinary circumstances due to the Coronavirus/COVID-19 Pandemic”, a mistrial was declared and the jurors released. The Court indicated that upon the conclusion of the national state of emergency, it will contact the parties for further scheduling of court proceedings, and vacated all previously pending dates of trial. (Docket No. 783)

Finjan will continue to monitor the developments of all of its cases and the courts’ decisions that could impact trial schedules.

About Finjan
Established over 20 years ago, Finjan is a globally recognized pioneer in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the uncertain monetization of acquired patents, the outcome of strategic transactions, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com